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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 (No. 333-45899) of Mac-Gray Corporation of our report dated January 30, 1998, except as to the pooling of interests with Intirion which is as of March 12, 1998, relating to the consolidated financial statements of Mac-Gray Corporation and our report dated May 2, 1997 relating to the combined financial statements of Sun Services of America, Inc. and R. Bodden Coin-Op Laundry, Inc., which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Historical Financial Data."

/s/ Price Waterhouse LLP

Boston, Massachusetts

June 10, 1998